EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-198357) and Form S-3 (No. 333-205168) of Ekso Bionics Holdings, Inc. of our report dated March 14, 2016, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Ekso Bionics Holdings, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ OUM & CO. LLP

San Francisco, California
March 14, 2016